Exhibit 11

                     FOOTSTAR, INC. AND SUBSIDIARY COMPANIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                            PRIMARY AND FULLY DILUTED
                     ($ in Millions, except per share data)

                                                           Three Months
                                                              Ended
                                                          March 29, 1997
                                                          --------------

  Primary earnings per share:
   Net income                                             $          5.0
                                                          ==============

  Average common shares outstanding                           30,533,883
   Dilutive effect of outstanding options                         77,503
                                                          --------------
                                                              30,611,386
                                                          ==============

  Earnings per common share--primary                      $         0.16
                                                          ==============

  Fully diluted earnings per share:
   Net income                                             $          5.0
                                                          ==============

  Average common shares outstanding                           30,533,883
   Dilutive effect of outstanding options                        142,160
                                                          --------------
                                                              30,676,043
                                                          ==============

Earnings per common share--fully diluted                  $         0.16
                                                          ==============